Exhibit 99.1

NEWS RELEASE

Investor and Media Contacts: Bill Horning 925.658.6193 Kosta Karmaniolas 925.658.6137

The PMI Group, Inc. Announces the Adoption of Tax Benefits Preservation Plan

Plan Designed to Help Preserve Tax Assets

Walnut Creek, CA, August 12, 2010 — The PMI Group, Inc. (NYSE: PMI) (“PMI”), today announced that its Board of Directors has adopted a tax benefits preservation plan (the “Plan”) to help protect PMI’s ability to recognize certain tax benefits in future periods from net unrealized built-in losses and tax credits, as well as any net operating losses that may occur in future periods. This Plan is similar to tax benefits preservation plans adopted by other public companies with significant tax assets.

PMI’s ability to use its tax assets would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change would occur if PMI’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in PMI by more than 50 percentage points over a rolling three-year period.

As part of the Plan, the PMI Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of its common stock. The dividend will be payable to holders of record as of the close of business on August 23, 2010, but the Rights would only be activated if triggered by the Plan.

The Rights will be triggered in any instance of a person becoming a 5-percent shareholder or by an existing 5-percent shareholder increasing its ownership percentage (subject to certain exceptions). If triggered, each Right would become exercisable, which could result in significant economic and voting dilution to such acquiring person.

The Rights expire on the earliest of:

•	August 11, 2011;

•	the time at which all Rights are redeemed or exchanged;

•	the first day of a taxable year of PMI as to which PMI’s Board of Directors determines that no tax benefits may be carried forward;

•

a date, prior to the date of the first public announcement that the plan has been triggered, on which PMI’s Board of Directors determines that the Rights and the Plan are no longer necessary for the preservation or existence of the tax benefits or are no longer in the best interests of PMI and its shareholders; and

•	the repeal or amendment of Section 382 or any successor statute, if PMI’s Board of Directors determines that the Plan is no longer necessary for the preservation of tax benefits.

PMI may seek shareholder approval to extend the expiration date of the Rights at its next annual meeting of stockholders.

The issuance of the Rights will not affect PMI’s reported earnings per share, is not taxable to PMI or its stockholders and will not change the way in which PMI shares are traded.

Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that PMI is filing with the Securities and Exchange Commission. In addition, PMI stockholders of record as of August 23, 2010 will be mailed a detailed summary of the Plan.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides credit enhancement solutions that expand homeownership while supporting our customers and the communities they serve. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such risks and uncertainties are discussed in our SEC filings, including in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010. The Plan is designed to deter certain transfers of our common stock that could result in an “ownership change”. However, the Plan does not deter all types of transfers that could result in an ownership change, such as sales of our common stock, nor does the Plan prevent transfers of our common stock. Accordingly, there can be no assurance that the Plan will deter or prevent an ownership change. We undertake no obligation to update forward-looking statements.